EXHIBIT 10.1

SHARE PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made June ___, 2012.

BETWEEN:

SONO RESOURCES INC., a company incorporated under the laws of Nevada
(the “Vendor”)

AND:

PINETTE COPPER CORP., a company incorporated under the laws of Canada
(the “Purchaser”)

RECITALS

A.
The Vendor is the registered and beneficial holder 1,000 common shares of Bonnyridge (Pty) Ltd. (“Bonnyridge”), a company incorporated under the laws of Botswana, representing 100% of all the issued and outstanding shares (the “Shares”) in the capital of Bonnyridge.

B.	The Vendor has agreed to sell, and the Purchaser has agreed to purchase the Shares, on the terms and subject to the conditions provided in this Agreement.

TERMS OF AGREEMENT

In consideration of the premises and the covenants, agreements, representations, warranties and payments contained in this Agreement, the parties agree with each other as follows:

1.	Description of Shares

Based on the representations and warranties contained in this Agreement and upon the terms and subject to the conditions of this Agreement, the Vendor agrees to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from the Vendor the Shares, which Shares constitute 100% of the issued and outstanding shares in the capital of Bonnyridge, effective as of and from June 15, 2012 or such other date as the parties may agree (the “Closing Date”), in consideration for the payment by the Purchaser of the Purchase Price (as defined below) in accordance with and subject to the terms and conditions set forth in this Agreement (the “Transaction”).

2.	Purchase Price

The purchase price for the Shares is $500,000 in Canadian currency (the “Purchase Price”), payable by the Purchaser on the Closing Date, subject to the terms and conditions set out herein.  The exchange of debt obligations owed by the Vendor to third parties and assumed by the Purchaser at the Closing Date may form valid and bonafide consideration as the Purchase Price in this Agreement.

3.	Representations and Warranties of the Vendor

The Vendor represents and warrants to the Purchaser as follows, with the intent that the Purchaser will rely on these representations and warranties in entering into this Agreement, and in concluding the Transaction (the “Closing”).

3.1
The Vendor is duly incorporated and validly existing and in good standing under the laws of Nevada and has all necessary corporate power and authority to own and dispose of its assets and carry on its business as presently carried.

3.2
The execution and delivery of this Agreement and the Closing have been duly and validly authorized by all necessary corporate action on the part of the Vendor, and this Agreement constitutes a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms except as may be limited by laws of general application affecting the rights of creditors.

3.3	Neither the execution and delivery of this Agreement nor the Closing will:

(a)
violate any of the terms and provisions of the memorandum or articles of the Vendor or Bonnyridge, or any order, decree, statute, by-law, regulation, material contract, covenant or restriction applicable to the Vendor, Bonnyridge or any of the Shares;

(b)	give any person the right to terminate, cancel or seize any of the Shares; or

(c)	result in any fees, duties, taxes, assessments or other amounts relating to any of the Shares becoming due or payable by the Purchaser in connection with the Transaction.

3.4
The Vendor owns and possesses and has a good marketable title to the Shares, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances and other claims.  No person, firm or company has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issue of the Shares.

3.5
The Shares constitute 100% of the issued and outstanding shares in the capital of Bonnyridge, which is duly incorporated and validly existing and in good standing under the laws of Botswana and has all necessary corporate power and authority to own or lease its assets and carry on its business as presently carried on and is duly licensed and qualified to carry on its business in each jurisdiction in which the location of its assets requires such license or qualification.

3.6
Neither the Vendor nor Bonnyridge has committed an act of bankruptcy, is insolvent, has proposed a compromise or arrangement to its creditors generally, has had a petition or a receiving order in bankruptcy filed against it, or has it taken (or had taken against it) any similar proceedings.

3.7
Foreign Corrupt Practices.  The Vendor, Bonnyridge and any person acting on the Vendor’s or Bonnyridge’s behalf have not made or offered with respect to the Shares, the Project (as defined below) or the Transaction:

(a)	any compensation, commission, agency fee, introduction fee, payment, gift, promise or advantage to a third party, where such payment or advantage would violate any applicable law;

(b)
except as may be required by the terms of the Licenses (as defined below) comprising the Project, any compensation, commission, agency fee, introduction fee, payment, gift, promise or advantage to a third party which is based or calculated on any capital employed, cost incurred, cash flow, revenue, or profit earned or generated or estimated to be earned or generated by Bonnyridge the Vendor or in respect of the Project; or

(c)
any compensation, commission, agency fee, introduction fee, payment, gift, promise or advantage, whether directly or through intermediaries, to or for the use of any person, while knowing or being aware of a high probability that any such money or thing of value will be offered, paid, given or promised, directly or indirectly, to any public official including any person holding a legislative, administrative or judicial office, exercising a public function for a public agency, a public enterprise or a public international organisation (collectively “Officials”), for the purposes of influencing any act or decision of such Officials in their official capacity, or inducing such Officials to use their influence in obtaining or retaining business or the Project for or with, or directing business to, Bonnyridge.

3.8
The corporate records and minute books of Bonnyridge have been maintained in compliance with applicable laws, rules and regulations, except for such non-compliance as would not subject Bonnyridge to any penalty or fine, and contain complete and accurate records of all meetings and other corporate actions of the board of directors, committees of the board of directors, and shareholders of Bonnyridge.

3.9
There is no action, suit, proceeding, judgment, claim or investigation pending or, to the knowledge of the Vendor, threatened against Bonnyridge and no event has occurred in the business of Bonnyridge that would reasonably be expected to give rise to any such action, suit, proceeding, judgement claim or investigation.  There are no judgments against Bonnyridge which are unsatisfied, nor are there any consent decrees or injunctions to which Bonnyridge is subject. There are no judgments against the Vendor which are unsatisfied, nor are there any consent decrees or injunctions to which the Vendor is subject, which could have a material adverse effect on the Shares or the Transaction.

3.10
Bonnyridge has conducted and is conducting its business in compliance in all material respects with all applicable laws, rules, regulations, tariffs, orders and directives of each jurisdiction in which it carries on business and possesses all material approvals, consents, certificates, registrations, authorizations, permits and licences issued by the appropriate provincial, state, municipal, federal or other regulatory agency or body necessary to carry on the business currently carried on by it, is in compliance in all material respects with the terms and conditions of all such approvals, consents, certificates, authorizations, permits and licences and with all laws, regulations, tariffs, rules, orders and directives material to the operations, and Bonnyridge has not received any notice of the modification, revocation or cancellation or, any intention to modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such approval, consent, certificate, authorization, permit or licence which, singly or in the aggregate, if the subject of an unfavourable decision, order, ruling or finding, would materially and adversely affect the conduct of the business or operations of, or the assets, liabilities (contingent or otherwise), condition (financial or otherwise) of Bonnyridge.

3.11
Bonnyridge is not in default of any material term, covenant or condition under or in respect of any agreement or instrument to which it is a party or to which it or any of the property or assets thereof are or may be subject, and no event has occurred and is continuing, and no circumstance exists which has not been waived, which constitutes a default in respect of any commitment, agreement, document or other instrument to which Bonnyridge is a party or by which it is otherwise bound entitling any other party thereto to accelerate the maturity of any amount owing thereunder or which could have a material adverse effect upon the condition (financial or otherwise), property, assets, operations or business of Bonnyridge.

3.12
Bonnyridge is the beneficial and registered or recorded owner of a 100% interest in three (3) prospecting licenses in Botswana, as more particularly detailed in Schedule “A” to this Agreement (the “Licenses”), which licenses constitute the Bonnyridge Project (the “Project”) and are the only interest that Bonnyridge has in any mineral project or assets.  Bonnyridge has obtained or acquired all rights or powers necessary in, over or to the surface area of the Project to access the property and to conduct exploration and mining operations on area encompassing the Project necessary to be obtained or acquired as at the date hereof.  All work or expenditure obligations applicable to the Project, all reports of the work or expenditure and other requirements to be satisfied or filed to keep the Project in good standing, which were to have been satisfied by the date hereof, have been satisfied or filed to the satisfaction of the applicable authority.

3.13
There are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Project or the conduct of the business related to the Project, nor to the knowledge of the Vendor, has any activity on the Project been in violation of any applicable environmental law, regulations or regulatory prohibition or order as a result of the operations of the Vendor or Bonnyridge, and to the knowledge of the Vendor, the conditions on and relating to the Project are in material compliance with those laws, regulations, prohibitions and orders.  There has been no material spill, discharge, leak, emission, ejection, escape, dumping, or any release or threatened release of any kind, of any toxic or hazardous substance or waste (as defined by any applicable law) from, on, in or under the Project or into the environment as a result of the operations of the Vendor or Bonnyridge, except releases expressly permitted or otherwise authorized by applicable law.  To the knowledge of the Vendor, and except as is expressly permitted by the terms of the mineral rights comprising the Project, no toxic or hazardous substance or waste has been treated, disposed of or is located or stored on the Project as a result of operations of the Vendor or Bonnyridge.

3.14
Bonnyridge is in compliance with the requirements of all applicable laws regulations and statues (including all environmental laws and regulations) in the jurisdictions in which it carries on business and which may materially affect Bonnyridge and neither of the Vendor nor Bonnyridge has received a notice of non-compliance, nor does the Vendor know of or have any reasonable grounds to know of any facts that could give rise to a notice of non-compliance with any such laws, regulation and statutes. Neither of the Vendor nor Bonnyridge are aware of any pending or contemplated change to any applicable law, regulation, statute or governmental position that could materially affect the business of the Vendor or Bonnyridge or any business or legal environment in which Bonnyridge currently operates.

3.15
All operations conducted by or on behalf of the Vendor or Bonnyridge on the Project have to the knowledge of the Vendor been conducted and are currently conducted in all material respects in accordance with good practices and any applicable material workers’ compensation, health and safety laws regulations and policies in the jurisdictions in which Bonnyridge currently operates.

3.16
Bonnyridge has all licences, permits, approvals, consents, certificates, registrations and other authorizations (collectively the “Permits”) under all applicable laws and regulations necessary for the operation of the businesses carried on or proposed to be commenced by it and each Permit is valid, subsisting and in good standing and Bonnyridge is not in default or breach of any Permit, and to the best of the knowledge of the Vendor, no proceeding is pending or threatened to revoke or limit any Permit.

3.17	To the Vendor’s knowledge, information and belief, none of the directors or officers of Bonnyridge is or has ever been subject to prior regulatory, criminal or bankruptcy proceedings.

3.18
Neither Bonnyridge, nor to the best of the Vendor’s knowledge, any other person, is in default in the observance of performance of any terms, covenant, obligation to be performed by Bonnyridge or such other person under any material instrument, document, agreement, or arrangement (including memorandums of understanding or joint venture agreements) to which Bonnyridge is a party or otherwise bound and all such material instruments, contracts, agreements, or arrangements (including memorandums of understanding or joint venture agreements) are in good standing and no event has occurred which with notice or lapse of time or both would constitute such a default by Bonnyridge or, to the best of the Vendor’s knowledge, any other party.

3.19
No order ceasing, halting or suspending trading in securities of Bonnyridge nor prohibiting the sale of any of the securities of Bonnyridge has been issued to and is outstanding against Bonnyridge or its directors, officers or promoters.

3.20
Bonnyridge does not have any loans or other indebtedness outstanding to the Vendor or any other person other than as disclosed in recent financial statements of Bonnyridge and pursuant to operations and exploration initiatives normal to that business with such amounts to be detailed by Bonnyridge before the Closing Date.

3.21
Bonnyridge has filed all tax returns which are required to be filed, or has requested extensions thereof, and has fully paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable.  Bonnyridge has established on its books and records reserves which are adequate for the payment of all taxes not yet due and payable and there are no liens for taxes on the assets of Bonnyridge except for taxes not yet due, and there are no audits of any tax returns of Bonnyridge which are known by the Vendor to be pending, and there are no claims which have been or may be asserted relating to any such tax returns which, if determined adversely, would result in the assertion by any governmental agency of any deficiency which would have a material adverse effect on the properties, business or assets of Bonnyridge.

3.22	The Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

3.23
No certificate furnished by or on behalf of the Vendor to the Purchaser at the Closing in respect of the representations, warranties or covenants of the Vendor will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in the certificate not misleading.

4.	Covenants of the Vendor

4.1	Conduct of Business. Until the Closing, the Vendor shall use its best efforts to preserve its ownership interest in the Shares.

4.2
Access by Purchaser.  The Vendor shall give to the Purchaser and Purchaser’s counsel, accountants and other representatives full access, during normal business hours throughout the period prior to the Closing, to all of the properties, books, contracts, commitments and records of the Vendor relating to Bonnyridge and the Project, and shall furnish to the Purchaser during that period all such information as the Purchaser may reasonably request for the purposes of conducting its due diligence investigations.  All information provided or to be provided by or on behalf of the Vendor will be true, accurate and complete in all material respects as at the Time of Closing.  The Vendor will promptly provide to the Purchaser for review any new information relating to the Shares, the Project or the Transaction that becomes available prior to the Time of Closing.

4.3
Procure Consents.  The Vendor shall diligently take all reasonable steps required to obtain, before the Closing, any consent or approval (the “Consents”) to the transfer of title to the Shares that may be required.

4.4	Closing Documents. The Vendor shall execute, as required, and deliver at Closing all of the Vendor’s Documents (as defined in section 10.2).

4.5	Covenant of Indemnity. The Vendor shall indemnify and hold harmless the Purchaser from and against:

(a)	any and all liabilities, whether accrued, absolute, contingent or otherwise, existing at the Closing and which are not agreed to be assumed by the Purchaser under this Agreement;

(b)
any and all damage or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfilment of any covenant on the part of the Vendor under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Purchaser under this Agreement; and

(c)	any and all claims, actions, suits, demands, costs and legal and other expenses incident to any of the foregoing.

5.	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Vendor as follows, with the intent that the Vendor will rely on these representations and warranties in entering into this Agreement and in the Closing.

5.1
Status of Purchaser.  The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Canada and with respect to the filing of annual returns, has the power and capacity to enter into this Agreement and carry out its terms.

5.2
Authority to Purchase.  The execution and delivery of this Agreement and the Closing have been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms except as limited by laws of general application affecting the rights of creditors.

6.	Covenants of the Purchaser

6.1
Consents.  The Purchaser shall at the request of the Vendor execute and deliver such applications for consent and such assumption agreements, and provide such information as may be necessary to obtain the consents referred to in section 4.3 and will assist and co-operate with the Vendor in obtaining the consents.

6.2	Closing Documents. The Purchaser shall execute, as required, and deliver at Closing all of the Purchaser’s Documents (as defined in section 10.3).

6.3	Covenant of Indemnity. The Purchaser shall indemnify and hold harmless the Vendor from and against:

(a)
any and all damage or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfilment of any covenant on the part of the Purchaser under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Vendor under this Agreement; and

(b)	any and all claims, actions, suits, demands, costs and legal and other expenses incident to any of the foregoing.

7.	Survival of Representations, Warranties and Covenants

7.1
Vendor’s Representations, Warranties and Covenants.  All statements contained in any certificate or other instrument delivered by or on behalf of the Vendor under this Agreement or in connection with the Transaction shall be deemed to be representations and warranties by the Vendor.  All representations, warranties, covenants and agreements made by the Vendor in or pursuant to this Agreement shall, unless otherwise expressly stated, survive Closing and any investigation at any time made by or on behalf of the Purchaser, and shall continue in full force and effect for the benefit of the Purchaser for a period of one calendar year from the Closing Date.

7.2
Purchaser’s Representations, Warranties and Covenants.  All representations, warranties, covenants and agreements made by the Purchaser in or pursuant to this Agreement shall, unless otherwise expressly stated, survive Closing and any investigation at any time made by or on behalf of the Vendor, and shall continue in full force and effect for the benefit of the Vendor for a period of one calendar year from the Closing Date.

8.	Conditions Precedent to the Obligations of the Purchaser

All obligations of the Purchaser under this Agreement are subject to the fulfilment at or before the Closing of the following conditions:

(a)
the Vendor’s representations and warranties contained in this Agreement and in any certificate or document delivered under this Agreement or in connection with the Transaction will be true at and as of the Closing as if such representations and warranties were made at and as of such time;

(b)	the Vendor will have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it before or at the Closing;

(c)
the Vendor will have delivered to the Purchaser a certificate of an officer of the Vendor, dated the Time of Closing, certifying in such detail as the Purchaser, acting reasonably, may specify to the fulfilment of the conditions set forth in sections 8(a) and 8(b);

(d)	the Purchaser will have received duly executed copies of the Consents;

(e)
the Vendor will have delivered to the Purchaser a favourable legal opinion of the Vendor’s Botswana legal counsel addressed to the Purchaser and its legal counsel and dated as of the Closing Date, in form and content acceptable to the Purchaser and its legal counsel, acting reasonably, relating to title to the Licenses and Bonnyridge’s ability to conduct the activities it is presently conducting and those activities that are anticipated to be conducted in respect thereof (the “Title Opinion”);

(f)
the Vendor will have delivered to the Purchaser a favourable legal opinion of the Vendor’s Botswana legal counsel addressed to the Purchaser and its legal counsel and dated as of the Closing Date, in form and content acceptable to the Purchaser and its legal counsel, acting reasonably, relating to corporate status of Bonnyridge (the “Corporate Opinion”); and

(g)
the Purchaser being satisfied, in its sole discretion, acting reasonably, with the results of its due diligence review and investigation with respect to Bonnyridge.  If the Purchaser is not so satisfied, the Purchaser shall be entitled to terminate its obligations under this Agreement by notice to that effect given to the Vendor any time prior to the Time of Closing.

Each of the foregoing conditions are for the exclusive benefit of the Purchaser and any such condition may be waived in whole or in part by the Purchaser at or before the Time of Closing by delivering to the Vendor a written waiver to that effect signed by the Purchaser.

9.	Conditions Precedent to the Obligations of the Vendor

All objections of the Vendor under this Agreement are subject to the fulfilment, before or at the Closing, of the following conditions:

(a)	the Purchaser’s representations and warranties contained in this Agreement will be true at and as of the Closing as though such representations and warranties were made as of such time;

(b)	the Purchaser will have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it at or before the Closing;

(c)
the Purchaser will have delivered to the Vendor a certificate of an officer of the Purchaser, dated the Time of Closing, certifying the fulfillment of the conditions set forth in sections 9(a) and 9(b); and

(d)
all consents or approvals required to be obtained by the Vendor for the purpose of selling, assigning or transferring the Shares will have been obtained, provided that this condition may only be relied upon by the Vendor if the Vendor has diligently exercised its reasonable commercial best efforts to procure all such consents or approvals and the Purchaser has not waived the need for all such consents or approvals.

Each of the foregoing conditions are for the exclusive benefit of the Vendor and any such condition may be waived in whole or part by the Vendor at or before the Time of Closing by delivering to the Purchaser a written waiver to that effect signed by the Vendor.

10.	Closing

10.1
Time of Closing.  Subject to the terms and conditions of this Agreement, the Closing shall be held at 11:00 a.m., (Vancouver time) at the offices of the Purchaser’s counsel at such other time and date agreed upon in writing between the parties (the “Time of Closing”).

10.2	Documents to be Delivered by the Vendor. At the Closing the Vendor will deliver or cause to be delivered to the Purchaser:

(a)	the Title Opinion;

(b)	the Corporate Opinion;

(c)
the certificates representing the Shares along with an executed share transfer power of attorney or other suitable document to transfer title to the Shares appropriate to effectively vest a good and marketable title to the Shares in the Purchaser to the extent contemplated by this Agreement, and immediately registrable with any required governmental or other authority;

(d)	the certificate to be given under section 8(c);

(e)
certified copies of resolutions of each of the shareholders and directors of the Vendor authorizing the execution, delivery and implementation of this Agreement and of all documents to be delivered by the Vendor under this Agreement;

(f)	the Consents if such have not already been provided to the Purchaser prior to the Time of Closing; and

(g)	a duly executed receipt for the Purchase Price.

The parties may agree in writing to waive any deliveries or conditions precedent to effect the Closing so long as both parties are in agreement.

(the “Vendor’s Documents”).

10.3	Documents to be Delivered by the Purchaser. At the Closing the Purchaser will deliver or cause to be delivered:

(a)	the certificate to be given under section 9(c);

(b)
a certified cheque or bank draft made payable to “McMillan LLP in trust” representing the Purchase Price payable under this Agreement, or such other method of payment of the same amount against delivery of the Shares as the Vendor may accept; and

(c)
certified copies of a resolution of the directors of the Purchaser authorizing the execution, delivery and implementation of this Agreement and of all documents to be delivered by the Purchaser under this Agreement.

(the “Purchasers Documents”)

The parties may agree in writing to waive any deliveries or conditions precedent to effect the Closing so long as both parties are in agreement.

11.	Further Assurances

The parties will execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement.

12.	Notice

All notices, requests, demands or other communications required or permitted to be given by any party to another pursuant to this Agreement shall be given in writing and delivered by personal service or facsimile, addressed as follows:

to the Purchaser at:

Pinette Copper Corp.
Bay Adelaide Centre
P.O. Box 2900
333 Bay Street, Suite 2900
Toronto, Ontario  M5H 2T4

Attention: Jaime McVicar, c/o Heenan Blaikie - jmcvicar@heenan.ca

Tel:              (416) 360-6336
Fax:              (416) 360-8425

to the Vendor at:

Sono Resources Inc.
Suite 880 – 666 Burrard street
Vancouver, BC  V6C 2X8

Attention:  President
Tel:               (604) 662 3660
Fax:               (604) 662 3630

subject to any notice of change of address or fax number given in accordance herewith, any notice shall be deemed to have been given and received:

(a)
if personally delivered, on the day of personal actual delivery to the recipient party, provided that if such date is a day other than a Saturday, Sunday or a day on which banks in Vancouver, British Columbia are generally closed for business (a “Business Day”) such notice shall be deemed to have been given and received on the first Business Day, following the date of personal service; or

(b)	if sent by facsimile transmission, on the first Business Day, following the date of transmission.

13.	Arbitration

If any controversy, dispute, claim, question or difference (a “Dispute”) arises with respect to this Agreement or its performance, enforcement, breach, termination or validity, the parties shall use their best efforts to settle the Dispute and to this end they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to find a just and equitable solution satisfactory to both parties; provided, save as expressly otherwise provided herein if the parties are unable within a period of 15 days following first notice of the Dispute by one party to the other, to attain resolution of the Dispute there upon written notice by one party to the other, the Dispute shall be settled by the arbitration in Vancouver, British Columbia of a single arbitrator, in accordance with the provisions of the Commercial Arbitration Act (British Columbia), which decision shall include the question of costs and shall be final and binding on the parties.  Should a Dispute arise between the parties, both parties shall be responsible to pay their equal share of all costs, fees, and expenses incurred as a result of the Arbitration, mediation, or dispute resolution.

14.	Amendment

No alteration, amendment, modification or interpretation of this Agreement or any provision of this Agreement shall be valid and binding upon the parties hereto unless such alteration, amendment, modification or interpretation is in written form executed by the both parties.

15.	Entire Agreement

This Agreement constitutes the entire agreement between the parties and there are no representations or warranties, express or implied, statutory or otherwise and no collateral agreements other than as expressly set forth or referred to in this Agreement.

16.	Time of the Essence

Time will be the essence of this Agreement.

17.	Applicable Law

This Agreement will be governed by and interpreted in accordance with the laws of British Columbia.

18.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which when delivered, either in original, facsimile form, or other electronic transmission capable of producing a printed signature, shall be deemed to be an original and all of which together shall constitute one and the same document that is a valid and binding agreement between the Vendor and the Purchaser in accordance with the terms hereof.

19.	Successors and Assigns.

The terms and conditions of this Agreement shall be binding upon and enure to the benefit of the Vendor and the Purchaser and their respective successors and assigns.  Except as otherwise provided in this Agreement, this Agreement shall not be assignable or transferable by any party without the written consent of the other party hereto.

20.	Survival.

This Agreement, including without limitation the representations, warranties and covenants contained herein, shall survive and continue in full force and effect and be binding upon the parties hereto notwithstanding the completion of the Transaction as described herein.

21.	Currency.

All dollar amounts referred to herein are in U.S. dollars.

22.	Statutory References.

Any reference to a statute or enactment herein is a reference to a statute or enactment as amended.

23.	Headings

The headings appearing in this Agreement are inserted for convenience of reference only and will not affect the interpretation of this Agreement.

AS EVIDENCE OF THEIR AGREEMENT the parties have executed this Agreement as of the day and year first above written.

SONO RESOURCES INC.

By:
Name: Gary Powers
Title: President

PINETTE COPPER CORP.

By:
Name: Marc Paul Lindsay
Title: Director

SCHEDULE A
THE LICENSES

Company	PL Number	Size km2	Date Issued	Date Renewal	Explore Spend YR1	Explore Spend YR2	Explore Spend YR3
Bonnyridge	PL700/2009	983	1 Oct 2009	30 Sept 2012	P100000	P300000	P600000
Bonnyridge	PL701/2009	992.2	1 Oct 2009	30 Sept 2012	P100000	P300000	P600000
Bonnyridge	PL702/2009	990.4	1 Oct 2009	30 Sept 2012	P100000	P300000	P600000